Exhibit 10.1
AGREEMENT
     THIS AGREEMENT (this “Agreement”) is executed as of February 20, 2007 by and between Monroe J. Carell, Jr., an individual residing in Nashville, Tennessee (“Mr. Carell”) and Central Parking Corporation, a Tennessee corporation (the “Company”).
     WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a merger agreement (the “Merger Agreement”) with KCPC HOLDINGS, INC. (“Parent”) and KCPC ACQUISITION, INC. (“Merger Sub”) whereby the Merger Sub will merger with and into the Company on the terms and conditions set forth in the Merger Agreement (the “Merger”);
     WHEREAS, as a condition to the execution of the Merger Agreement, Mr. Carell has been requested to enter into a voting agreement with Parent (the “Voting Agreement”);
     WHEREAS, Mr. Carell and the Company have previously entered into an employment agreement dated December 13, 2004, as amended on October 26, 2006 (such employment agreement, as amended, is hereinafter referred to as the “Employment Agreement”);
     WHEREAS, Mr. Carell and the Company have previously entered into a revised deferred compensation agreement on December 14, 2004, as amended by that certain first amendment to the revised deferred compensation agreement between Mr. Carell and the Company dated October 27, 2005, as further amended by that certain second amendment to the revised deferred compensation agreement between Mr. Carell and the Company dated May 30, 2006 (such revised deferred compensation agreement, as amended, is hereinafter referred to as the “Revised Deferred Compensation Agreement”); and
     WHEREAS, as a material inducement to Mr. Carell entering into the Voting Agreement, but contingent on the closing of the Merger, Mr. Carell and the Company have agreed to certain interpretations and modifications of the Employment Agreement and the Revised Deferred Compensation Agreement and to certain other matters as more specifically set forth herein.
     NOW, THEREFORE, the parties, for good and valuable consideration, the receipt of which is hereby acknowledged, agree as follows:
     1. Voting Agreement. Mr. Carell hereby agrees to enter into the Voting Agreement in substantially the form attached hereto as Exhibit A.
     2. Resignation from the Company’s Board. Effective as of the closing of the Merger, Mr. Carell shall resign as Executive Chairman of the Company’s Board of Directors and shall resign as a member of the Company’s Board of Directors. Such resignation shall be deemed to be a termination for “Good Reason” for purposes of Paragraph A of Section X of the Employment Agreement which, except as provided in Paragraph 3 below, will entitle Mr. Carell to the payments referred to in Paragraph A of Section X of the Employment Agreement. For purposes of calculating such payments, Mr. Carell’s “Base Salary” shall be deemed to be Eight Hundred Forty-Five Thousand Dollars ($845,000).

     3. Waiver of Outplacement Assistance. Paragraph A of Section X of the Employment Agreement provides that upon the termination of Mr. Carell’s employment with the Company for “Good Reason,” he will be entitled to be paid up to Twenty-Five Thousand Dollars ($25,000) for outplacement assistance. Effective upon the closing of the Merger, Mr. Carell hereby waives the right to such outplacement assistance.
     4. Interpretation and Amendment of Non-Compete and Non-Solicitation. Section 1.3 of the Revised Deferred Compensation Agreement contains certain post-termination non-compete and non-solicitation covenants. Effective upon the closing of the Merger, the Company hereby agrees that Section 1.3 shall be deleted in its entirety and the following inserted in lieu thereof:
“1.3.	Non-Compete and Non-Solicitation. During the Period of Employment and for a period of twelve (12) months following the Period of Employment, Monroe will not, directly or indirectly, either as an individual for his own account or as a consultant, partner, joint venturer, employee, agent, officer, director, shareholder or member: (i) own or hold any proprietary interest (as defined herein) in or be employed by or provide consulting services to any party engaged in the same or any substantially similar business as the Corporation as such exists as of the date hereof in the United States and any other area where the Corporation conducts its business; (ii) encourage or attempt to encourage any clients, customers or landlords of the Corporation as of the end of the Period of Employment to not continue or otherwise modify adversely its business relationship with the Corporation; and (iii) solicit or attempt to solicit for the purpose of hiring or engaging, as an employee, agent, consultant, independent contractor, or in any other capacity, any of the Corporation’s employees other than Rhonda Harvey and, following any termination of his employment by the Corporation, William Porter. For purposes of this Section 1, “Corporation” shall include any of the Corporation’s subsidiaries, joint venturers, partnerships or affiliates, to the extent that the Corporation has a interest of fifty percent (50%) or greater in such entities. For purposes of this Section 1.3, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a non-publicly held business firm or entity, or ownership of more than five percent (5%) of any class of equity interest in a publicly held company. Monroe acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope and the sufficiency of the consideration for such covenants. Notwithstanding anything in this Section 1.3 to the contrary, it shall not be a violation of this Section 1.3 for Monroe: (i) to serve as a consultant or broker of lease or management agreements for persons who have interests in Parking Facilities (as such term is defined in this Section 1.3); provided, however, Mr. Carell may not serve as a consultant or broker for persons who are engaged in the same or any substantially similar business as the Company as such exists as of the date hereof in the United States and any other area where the Company conducts its business; or (ii) to own Parking Facilities for which neither Monroe nor any affiliated entity is the operator.”

5. Office and Administrative Support. For a period of two weeks following the closing of the Merger, Mr. Carell shall be entitled to the continued use of the Company office he is using at the time of his resignation under Paragraph 2 above. At such time, the Company will relocate Mr Carell, his secretary and all personal files to reasonably equivalent office space selected by Mr. Carell, subject to the Company’s consent which shall not be unreasonably withheld. The Company will bear the costs of the relocation and any required tenant improvements to make the new office space reasonably equivalent to Mr. Carell’s current office, as reasonably determined by the Company. Through September 30, 2012, the Company will also pay the rental fees for such new office space and the base salary for Mr. Carell’s secretary.
     6. Reimbursement of Transaction Expenses. The Company shall reimburse Mr. Carell for all actual and reasonable legal, tax analysis, and accounting fees and expenses incurred after February 14, 2007 by Mr. Carell, his immediate family members, and the trusts created by Mr. Carell which are associated with the sale of their interests in the Company in connection with the Merger; provided, however, the Company shall not pay any fees and expenses incurred by Mr. Carell associated with any proposal by Mr. Carell to acquire any of the Company’s assets.
     7. Funding of Certain Obligations. In accordance with Section 2.3 and Section 4.3 of the Revised Deferred Compensation Agreement, the Company shall as soon as practicable following the date of this Agreement, contribute to Mr. Carell’s Rabbi Trust (as referred to in the Revised Deferred Compensation Agreement) the amounts referred to in Sections 2.3 and 4.3, in each case in accordance with the calculations attached hereto as Exhibit B and, effective upon the closing of the Merger, the Company shall pay to Mr. Carell in a lump sum the amounts referred to in Section 3 of the Revised Deferred Compensation Agreement in accordance with the calculations attached hereto as Exhibit B.
     8. Parking. Following the closing of the Merger, the Company shall permit Mr. Carell, his spouse, his lineal descendants and their spouses to continue to park their personal vehicles in any Company parking facility free of charge during Mr. Carell’s lifetime.
     9. Life Insurance. The Company shall take such actions as necessary to effect the changes to the life insurance policies on the life of Mr. Carell in accordance with the proposals set forth in the memorandum attached hereto as Exhibit C.
     10. Ratification. Except as otherwise provided in this Agreement, the provisions of the Employment Agreement and the Revised Deferred Compensation Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the day and year above written.

/s/ Monroe Carell, Jr.
Monroe Carell, Jr.

Central Parking Corporation

By: /s/ Edward G. Nelson
Its: Chairman Special Committee

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